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                                                    EXHIBIT 23.7

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and the related prospectus of Wyndham International, Inc. to be filed with the Securities and Exchange Commission on or about June 30, 1999 for the registration of 20,000,000 shares of common stock of Wyndham International, Inc., of our report dated February 27, 1998, relating to the financial statements of CHC International Inc. Hospitality Division as of November 30, 1996 and 1997 and for each of the years ended November 30, 1995, 1996 and 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

                                         /s/ PriceWaterhouseCoopers
                                         PRICEWATERHOUSECOOPERS


Miami, Florida
June 30, 1999